Exhibit 3.2

ARTICLES OF AMENDMENT

OF

FIVE STAR SENIOR LIVING INC.

Five Star Senior Living Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  At the Effective Time, the Articles of Amendment and Restatement dated December 5, 2001, as amended to date (the “Articles”), shall be amended to change the par value of the issued and outstanding common stock of the Company from $.10 per share to $.01 per share.

SECOND:  The amendment to the Articles as set forth above have been duly approved by the board of directors of the Company as required by Section 2-605(a)(2) of the Maryland General Corporation Law (“MGCL”).  Pursuant to Section 2-605(a)(2) of the MGCL, no stockholder approval was required.

THIRD:  The amendments to the Articles as set forth above shall take effect on September 30, 2019 at 4:15 p.m. Eastern Time (the “Effective Time”).

FOURTH:  Each undersigned officer of the Company acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

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IN WITNESS WHEREOF, these Articles of Amendment are hereby executed, as of September 30, 2019, in the name of and on behalf of the Company by its Executive Vice President, Chief Financial Officer and Treasurer and attested by its Senior Vice President, General Counsel and Assistant Secretary.

ATTEST:	FIVE STAR SENIOR LIVING INC.

/s/ Lisa J. Cooney	By:	/s/ Jeffrey C. Leer
Name: Lisa J. Cooney	Name: Jeffrey C. Leer
Title: Senior Vice President, General Counsel and Assistant Secretary	Title: Executive Vice President, Chief Financial Officer and Treasurer